Exhibit 3.152
THE INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS, AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE SECURITIES LAWS PURSUANT TO EFFECTIVE REGISTRATION OR AN EXEMPTION THEREFROM. IN ADDITION, SUCH INTERESTS MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED, IN WHOLE OR IN PART, EXCEPT AS EXPRESSLY PROVIDED OR REQUIRED IN THIS AGREEMENT. ACCORDINGLY, THE HOLDERS OF SUCH INTERESTS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE RISKS OF THEIR RESPECTIVE INVESTMENTS IN SUCH INTERESTS FOR AN INDEFINITE PERIOD OF TIME.
AGREEMENT OF LIMITED PARTNERSHIP
OF
MPT OF WEST ANAHEIM, L.P.
Dated as of October 13, 2006

i

ii

iii

AGREEMENT OF LIMITED PARTNERSHIP
OF
MPT OF WEST ANAHEIM, L.P.
     THIS AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) is made entered into as of the 13th day of October, 2006 by and among MPT of West Anaheim, L.P., a Delaware limited partnership (the “Partnership”), MPT of West Anaheim, LLC, a Delaware limited liability company, as general partner of the Partnership, MPT Operating Partnership, L.P., a Delaware limited partnership (“MPT”), as limited partner of the Partnership and such other Persons who from time to time execute this Agreement or counterparts hereof and become Partners as provided herein.
RECITALS:
     WHEREAS, the Partnership was formed as a limited partnership pursuant to the Act (as hereinafter defined) by filing a certificate of limited partnership with the Secretary of State of the State of Delaware effective as of October 13, 2006 (the “Certificate”); and
     WHEREAS, the parties hereto now wish to enter into this Agreement to regulate the business and financial affairs of the Partnership in the manner set forth herein.
     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
TERMS AND INTERPRETATION
     1.01 Defined Terms. The following capitalized terms used in this Agreement shall have the meanings specified below:
     “Accepted Offer” has the meaning set form in Section 9.02 hereof.
     “Accepted Notice” has the meaning set forth in Section 9.02 hereof.
     “Act” means the Delaware Revised Uniform Limited Partnership Act, Title 6 Delaware Code § 17-101 et seq., as it may be amended from time to time and any successor statute.
     “Additional Funds” has the meaning set forth in Section 3.03(a) hereof.
     “Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Year (i) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1-704-l(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital

Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
     “Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Year.
     “Affected Interest” has the meaning set forth in Section 10.01 hereof.
     “Affected Limited Partner” has the meaning set forth in Section 10.01 hereof.
     “Affiliate” means, as to any Person (i) any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person, (ii) any other Person that owns, beneficially, directly or indirectly, 10% or more of the outstanding capital stock, shares or equity interests of such Person, or (iii) any officer, director, employee, partner, member, manager or trustee of such Person or any Person controlling, controlled by or under common control with such Person (excluding trustees and persons serving in similar capacities who are not otherwise an Affiliate of such Person). For the purposes of this definition, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities or partnership interests or otherwise.
     “Affiliate Contract” has the meaning set forth in Section 5.07(a) hereof.
     “Agreement” means this Agreement of Limited Partnership of MPT of West Anaheim, L.P., and all exhibits, schedules and appendices hereto, all as from time to time supplemented, amended, modified and restated in accordance and compliance with the terms of this Agreement.
     “Approval of Limited Partners” and “Approved by the Limited Partners” means the approval of those Non-Affiliate Limited Partners, if any, holding a majority of the Percentage Interests held by all Non-Affiliate Limited Partners.
     “Approved Appraiser” has the meaning set forth in Section 6.04(b) hereof.
     “Available Cash Flow” means, for any period, the sum of all Extraordinary Cash Flow and Operating Cash Flow for and during such period.
     “Business Day” means any day except a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.
     “Bankruptcy” means, with respect to the affected Person, (i) the entry of an order for relief by or on behalf of such Person under the Bankruptcy Code, (ii) the admission by such Person of its inability to pay its debts as they mature, (iii) the making of an assignment by or on behalf of such Person for the benefit of such Person’s creditors, (iv) the filing by such Person of a petition in bankruptcy or a petition for relief under the Bankruptcy Code or any other applicable federal or state bankruptcy or insolvency statute or any similar law, (v) the application by such Person for the appointment of a receiver for its assets, (vi) the filing of an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of such Person’s debts or any other similar relief under the Bankruptcy Code or any other federal or state insolvency law or (vii) the imposition of a judicial or statutory lien on all or a substantial part of such Person’s assets.
     “Bankruptcy Code” means Title 11 of the United States Code, as now and hereafter amended.
     “Call Event” means, with respect to any Limited Partner, the occurrence of any one of the following applicable events: (i) the death, dissolution or Bankruptcy of such Limited Partner; (ii) the breach or violation of any material provision of this Agreement by such Limited Partner and the failure to cure such breach within thirty (30) days following the Partnership’s written notice thereof to such Limited Partner; (iii) the General Partner’s good faith determination, after consultation with nationally-recognized healthcare counsel, that the ownership of a Limited Partnership Interest by such Limited Partner restricts or prohibits the referral of patients by such Limited Partner to the Hospital under the Healthcare Fraud Laws or other applicable law, or is otherwise illegal; or (iv) the failure of such Limited Partner to approve any merger, consolidation or combination of the Partnership with or into another Person which is approved or recommended by the General Partner.
     “Capital Account” has the meaning set forth in Section 3.04 hereof.
     “Capital Contribution” means, as to any Partner, the total amount of cash, cash equivalents, and the Gross Asset Value of any property or other asset contributed or agreed to be contributed, as the context requires, to the Partnership by such Partner pursuant to the terms of this Agreement; provided, however, that any amounts loaned to the Partnership by a Partner shall not be considered a part of such Partner’s Capital Contribution. Any reference to the Capital Contribution of a Partner shall include the Capital Contribution made by a predecessor holder of the Partnership Interest of such Partner.
     “Certificate” has the meaning set forth in the Recitals to this Agreement
     “Code” means the Internal Revenue Code of 1986, as now and hereafter amended. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.
     “Depreciation” means, for each Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Year for federal income tax purposes, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis of an asset for federal income tax purposes at the beginning of such Year is zero (0), Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.
     “Election Date” has the meaning set forth in Section 6.04(b) hereof.

     “Equity Constituents” means, with respect to any Person, as applicable, the members, general or limited partners, shareholders, stockholders or other Persons, however designated, who are the owners of the issued and outstanding equity or ownership interests of such Person.
     “Exercise Notice” has the meaning set forth in Section 10.01 hereof
     “Extraordinary Cash Flow” means, for any period, the cash which the Partnership actually receives from a Major Capital Event with respect to any of the Partnership Property for and during such period, as reduced by (i) the costs and expenses incurred or assumed in connection with such Major Capital Event, including title, survey, appraisal, recording, escrow, transfer tax and similar costs, brokerage expense and attorney and other professional fees, (ii) funds deposited in the Reserve, (iii) funds applied to pay or prepay any indebtedness of the Partnership (including loans from Partners and interest thereon), (iv) any amounts described in subsection (ii) of the definition of Operating Cash Flow which have not previously been deducted in determining Operating Cash Flow, and (v) amounts received from a condemnation or casualty with respect to any Partnership Property which are used or to be used for reconstruction.
     “Fair Market Value” means the value of any specified interest or property, which shall not in any event be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the particular circumstances of the buyer or seller, and without application of any discounts for minority interests, restrictions on transfer, lack of marketability, or other similar discounts typically considered in valuing securities in a privately held enterprise.
     “Formation Date” means October 13, 2006.
     “GAAP” means United States generally accepted accounting principles.
     “General Partner” means MPT of West Anaheim, LLC and any Person who becomes a substitute or additional General Partner as provided herein, and any of their successors as General Partner.
     “General Partner Loan” has the meaning set forth in Section 3.02(d) hereof.
     “General Partnership Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partnership Interest held by it) and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.
     “Governing Documents” means, with respect to any Person, such Person’s charter, articles or certificate of incorporation, limited partnership, formation or organization, bylaws, limited partnership agreement, limited liability company agreement or other documents or instruments which establish the rules, procedures and rights with respect to such Person’ governance, in each case as amended, restated, supplemented and/or modified and in effect as of the relevant date.

     “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(i)	The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner and the contributing Partner (or, if the General Partner is the contributing Partner, by the contributing Partner and a Majority of the Partners (exclusive of the General Partner who is the contributing Partner));

(ii)	The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the General Partner as of the following times: (A) the acquisition of an additional Partnership Interest by any new or existing Partner in exchange for more than a de minimis contribution of property (including money); (B) the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for a Partnership Interest; (C) the grant, award and/or receipt of a profits interest in the Partnership in consideration for the provision of services to or for the benefit of the Partnership; and (D) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (A) and (B) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners;

(iii)	The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the General Partner and the distributee Partner (or, if the General Partner is the distributee Partner, by the distributee Partner and a Majority of the Partners (exclusive of the General Partner who is the distributee Partner)); and

(iv)	The Gross Asset Values of all Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and paragraph (vii) of the definition of Profits and Losses and Section 5.01(c)(vii); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) of this definition to the extent the General Partner reasonably determines that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

(v)	If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     “Healthcare Fraud Laws” means the Federal Civil False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a and 7b), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute and equivalent state statutes or any rule or regulation promulgated by a Governmental Entity with respect to any of the foregoing, in each case as now and hereafter amended.
     “Hospital” means the hospital facility to be operated on the Partnership Real Property.
     “Indemnitee” means any Person made a party to a proceeding by reason of its status as a Partner or a director, officer, employee or Equity Constituent of the Partnership or the General Partner.
     “IRS” means the Internal Revenue Service.
     “Limited Partner” means any Person named as a Limited Partner on Exhibit A attached hereto, and any Person who becomes a Substitute or Additional Limited Partner, in such Person’s capacity as a Limited Partner of the Partnership.
     “Limited Partner Representative” has the meaning set forth in Section 7.05 hereof
     “Limited Partnership Interest” means the ownership interest of a Limited Partner in the Partnership at any particular time, including the right of such Limited Partner to any and all benefits to which such Limited Partner may be entitled as provided in this Agreement and in the Act, together with the obligations of such Limited Partner to comply with all the provisions of this Agreement and of the Act.
     “Major Capital Event” means one or more of the following: (i) the sale of all or any part of or interest in the Partnership’s Property exclusive of sales or other dispositions of tangible personal property in the ordinary course of business; (ii) the placement and funding of, or refinancing of, any indebtedness of the Partnership secured by some or all of its assets with respect to borrowed money, excluding short term borrowing in the ordinary course of business; (iii) the condemnation of all or any material part of or interest in the Partnership’s Property through the exercise of the power of eminent domain; or (iv) any casualty, failure of title or other similar event or circumstance affecting the Partnership’s Property or any part thereof or interest therein that results in excess proceeds after restoration or repair.
     “Majority” means any one or more of the Partners authorized by this Agreement to act on any particular matter whose aggregate Percentage Interests exceed fifty percent (50%) of the aggregate Percentage Interests of all of the Partners who are authorized by this Agreement to act on or with respect to such matter.
     “Non-Affiliate Limited Partners” means the Limited Partners other than MPT or its Affiliates.

     “Notice” means a writing containing the information required by any provision of this Agreement to be communicated, which shall be sufficiently delivered and shall be effective for purposes of any provision hereof if and when (i) deposited in a United States Postal facility, for delivery by registered or certified mail to the Notice Address of the intended and/or required recipient, return receipt requested, with sufficient postage affixed; or (ii) transmitted by hand delivery or air courier to the Notice Address of the intended and/or required recipient.
     “Notice Address” means, with respect to the Partnership or any Partner, the address specified as such for the Partnership or such Partner on Exhibit A attached hereto or, with respect to any of the foregoing, such other address as may be specified by such Person from time to time through Notice to each of, as applicable, the Partnership and the Partners.
     “Operating Cash Flow” means the net income or loss of the Partnership for the period in question, as determined by the General Partner in accordance with GAAP, and adjusted by:
(i)	adding to such net income or subtracting from such loss, without duplication, the following items: (A) the amount charged during such period for depreciation, amortization or any other deduction not involving a cash expenditure, (B) the amount of cash expenditures paid out of the Reserve during such period, to the extent that such expenditures were deducted in determining net income or loss, (C) rental receipts, collection of receivables and other cash receipts during such period which were included in determining net income or loss in a prior accounting period, (D) the costs and expenses incurred during such period in connection with any Major Capital Event with respect to any Property, to the extent deducted from gross income in the determination of net income or loss, except to the extent that net receipts from such Major Capital Event were insufficient to pay such costs and expenses, (E) proceeds of short-term borrowings in the ordinary course of business during such period, (F) capital expenditures and other cash sums expended during such period for items deducted in determining net income or loss, to the extent paid from proceeds of a Major Capital Event, and (G) any amount during such period by which the Reserve has been reduced (other than through payment of expenditures described in clause (B) above); and

(ii)	subtracting from such net income or adding to such loss, without duplication, the following items: (A) the amount of payments made on account of principal upon mortgage loans secured by the Partnership Property and upon any other loans made to the Partnership, (B) capital expenditures and any other cash sums expended during such period for items not deducted in determining net income or net loss, (C) any amount included in determining net income or loss during the relevant accounting period but not received in cash by the Partnership, (D) the proceeds during such period resulting from a Major Capital Event, to the extent included in determining net income or loss, (E) any amount applied to establish, replenish or increase the Reserve during such period, (F) any amounts distributed during such period to the Partners in payment of any guaranteed payment within the meaning of Section 707(c) of the Code, and any amounts paid to a Partner during such period for services rendered other than in its capacity as a Partner of the Partnership within the meaning of Section 707(a) of the Code, to the extent not previously taken into account as a deduction in determining net income or loss.
     “Organization” means and includes, without limitation, any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, professional corporation, professional association, trust, business trust, estate or other association, whether created by the laws of the State of Delaware or another state or foreign country.
     “Partner” means any General Partner or Limited Partner.
     “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(i)(5).
     “Partnership” has the meaning set forth in the Recitals to this Agreement.
     “Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or a General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement and to the extent not inconsistent with this Agreement under the Act, together with all obligations of such Person to comply with the terms and provisions of this Agreement and the Act. A Partnership Interest shall be expressed as a number of Partnership Units.
     “Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(d). In accordance with Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Regulations Section 1.704-2(g)(l).
     “Partnership Real Property” means that certain parcel of real property the legal description of which is set forth on Exhibit B attached hereto in which the Partnership has or will have either a leasehold or fee interest.
     “Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder. The allocation of Partnership Units among the Partners shall be as set forth on Exhibit A, as amended from time to time.
     “Percentage Interest” means the percentage ownership interest in the Partnership of each Partner, as set forth on Exhibit A, as amended from time to time.
     “Person” means an individual, Organization, a governmental entity or another entity or group.
     “Profits” and “Losses” shall mean for each Year an amount equal to the Partnership’s taxable income or loss for such Year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Partnership and in accordance with Code Section 703 with the following adjustments:
(i)	Any items of income, gain, loss and deduction allocated to the Partners pursuant to Sections 4.01(c), 4.01(d) or 4.01(e) shall not be taken into account in computing Profits and Losses;

(ii)	Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses (pursuant to this definition) shall be added to such taxable income or loss;

(iii)	Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits and Losses (pursuant to this definition) shall be subtracted from such taxable income or loss;

(iv)	In the event Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;

(v)	Gain or loss resulting from any disposition of any Partnership asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(vi)	In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Year; and

(vii)	To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulation §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partnership Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses.
     “Property” means all personal and real property (and all improvements thereto) and all tangible and intangible property that is contributed to and/or acquired, owned and held by the Partnership from time to time.
     “Purchase Price” has the meaning set forth in Section 10.04 hereof.
     “Quarter” has the meaning set forth in Section 11.03 hereof.

     “Qualified Appraiser” means any Person who, at the time of such Person’s engagement, has not less than five (5) years of experience in valuing securities and interests in privately-held enterprises which are similar to the Partnership and which Person shall have no direct or indirect interest in the Partnership or any Affiliate of the Partnership (other than such Person’s right to be compensated by the Partnership for valuation services rendered to the Partnership hereunder).
     “Regulatory Allocations” has the meaning set forth in Section 4.01(d) hereof.
     “Regulations” means the Federal Income Tax Regulations issued under the Code, as now and hereafter amended. Any reference herein to a specific provision of the Regulations shall be deemed to include a reference to any corresponding provision of any successor law.
     “Reserve” means a cash reserve in such amount as determined by the General Partner in its reasonable discretion.
     “Subsidiary” means, with respect to any Person, any Organization or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests are owned, directly or indirectly, by such Person.
     “Substitute Limited Partner” means any Person admitted to the Partnership as a Limited Partner pursuant to Section 8.03 hereof.
     “Tax Matters Partner” has the meaning set forth in Section 11.04 hereof.
     “Taxing Authority” means the taxing authority of the United States government and of any state, local, or foreign government that collects tax, interest or penalties, however designated, on any Partner’s share of the Profits of the Partnership.
     “Third Appraiser” has the meaning set forth in Section 6.04(b) hereof.
     “Transfer” has the meaning set forth in Section 8.02(a) hereof.
     “Year” means the fiscal and taxable year of the Partnership, which shall, unless changed by a Majority of the Partners in accordance with the Code and the Regulations, be the calendar year, provided, that the initial Year of the Partnership shall begin on the Formation Date and end on December 31st and the final Year of the Partnership shall end on the date of the dissolution of the Partnership.
     1.02 Interpretation; Terms Generally. The definitions set forth in Section 1.01 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless otherwise indicated, the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “herein”, “hereof” and “hereunder” and words of similar import shall be deemed to refer to this Agreement (including the Exhibits) in its entirety and not to any part hereof, unless the context shall otherwise require. All references herein to Articles, Sections and Exhibits shall be deemed to refer to Articles and Sections of, and Exhibits to, this Agreement, unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions of successor statutes or regulations). Any reference in this Agreement to a “day” or number of “days” (that does not refer explicitly to a “Business Day” or “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.
ARTICLE II
FORMATION OF PARTNERSHIP
     2.01 Formation. The Partnership was formed pursuant to the Act on the Formation Date upon and by the filing of the Certificate in the office of the Secretary of State of the State of Delaware and shall be governed by the terms and conditions set forth in this Agreement, and, except as expressly provided herein to the contrary, by the Act.
     2.02 Name, Office and Registered Agent. The name of the Partnership is MPT of West Anaheim, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for purposes of complying with the laws of any jurisdiction that so requires. The principal office and place of business of the Partnership shall be 1000 Urban Center Drive, Suite 501, Birmingham, Alabama 35242. The name of the Partnership’s registered agent in the State of Delaware is National Registered Agents, Inc. whose business address is 9 East Lockeman Street, Suite 1B, Dover, Delaware 19901. The sole duty of such registered agent as such is to forward to the Partnership any notice that is served on it as registered agent. The General Partner in its sole and absolute discretion may at any time change the name, principal office and/or registered agent of the Partnership provided that the General Partner shall provide notice of any such change to the Limited Partners as soon as is reasonably practicable after it is effected.
     2.03 Purpose. The purpose and nature of the business to be conducted by the Partnership is (i) to acquire, hold, own, develop, construct, improve, maintain, operate, sell, lease, manage, transfer, encumber, convey, exchange and dispose of the Partnership Real Property and Hospital; and (ii) to do anything which the General Partner deems necessary, appropriate, proper, advisable, desirable, convenient or incidental to the foregoing including, without limitation, the lending of money for construction of improvements on the Partnership Real Property.
     2.04 Partners.
     (a) The General Partner of the Partnership is MPT of West Anaheim, LLC, a Delaware limited liability company. Its principal place of business is the same as that of the Partnership.

     (b) The Limited Partners are those Persons identified as Limited Partners on Exhibit A hereto, as amended from time to time.
     2.05 Term and Dissolution.
     (a) The Partnership’s existence shall be perpetual, except that the Partnership shall be dissolved upon the first to occur of any of the following events:
(i)	The Bankruptcy of the General Partner or the dissolution, death, removal or withdrawal of the General Partner unless the business of the Partnership is continued pursuant to Section 6.03(b) hereof; provided that if the General Partner is on the date of such occurrence a partnership or limited liability company, the dissolution of the General Partner as a result of the dissolution, death, withdrawal, removal or Bankruptcy of a partner or member in such partnership or limited liability company shall not be an event of dissolution of the Partnership if the business of the General Partner is continued by the remaining partner(s)or member(s), either alone or with additional partners, and the General Partner and such partners, comply with any other applicable requirements of this Agreement;

(ii)	The passage of 90 days after the sale or other disposition of all or substantially all of the assets of the Partnership (provided that if the Partnership receives one or more installment obligations as consideration for such sale or other disposition, the Partnership shall continue, unless sooner dissolved under the provisions of this Agreement, until such time as such obligations are discharged and paid in full); or

(iii)	The election by the General Partner that the Partnership should be dissolved.
     (b) Upon dissolution of the Partnership (unless the business of the Partnership is continued pursuant to Section 6.03(b) hereof), the General Partner (or its trustee, receiver, successor or legal representative) shall amend or cancel the Certificate and liquidate the Partnership’s assets and apply and distribute the proceeds thereof in accordance with Section 4.07 hereof. Notwithstanding the foregoing, the liquidating General Partner may either (i) defer liquidation of, or withhold from distribution for a reasonable time, any assets of the Partnership (including those necessary to satisfy the Partnership’s debts and obligations), or (ii) distribute the assets to the Partners in kind.
     2.06 Organizational Certificates and Other Filings. If requested by the General Partner, the Limited Partners will promptly execute all certificates and other documents consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the formation and operation of a limited partnership under the laws of the State of Delaware, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.
     2.07 Powers. The Partnership shall have all the powers now or hereafter conferred by the laws of the State of Delaware on limited partnerships formed under the Act and, subject to the express limitations set forth in this Agreement, may do any and all lawful acts or things that are necessary, appropriate, incidental or convenient for the furtherance and accomplishment of the purposes of the Partnership or for the protection and benefit of the Partnership or its properties and assets. Without limiting the generality of the foregoing, and subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out its purposes and conduct its business.
     The Partnership shall operate as a Single Purpose Entity (as hereinafter defined). For the purpose of this Agreement, the term “Single Purpose Entity” shall mean an entity which (i) exists solely for the purpose of acquiring, owning, developing, and leasing certain real estate and improvements located in Anaheim, California (the “Project”), (ii) conducts business only in its own name, (iii) does not engage in any business other than acquisition, ownership, development, and leasing of the Project, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns in the Project, (v) does not have any assets other than those related to its interest in the Project and does not have any debt other than as related to its interest in the Project and does not have any debt other than as related to or in connection with the Project and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, (vi) has its own separate books, records and accounts, (vii) holds itself out as being a limited partnership separate and apart from any other entity, and (viii) observes limited partnership formalities independent of any other entity.
     2.08 Certificates Describing Partnership Units. At the request of a Limited Partner, the General Partner, at its option, may issue a certificate summarizing the terms of such Limited Partner’s interest in the Partnership, including the number of Partnership Units owned and the Percentage Interest represented by such Partnership Units as of the date of such certificate. Any such certificate (i) shall be in form and substance as approved by the General Partner, (ii) shall not be negotiable and (iii) shall bear a legend to the following effect:
This certificate is not negotiable. The Partnership Units represented by this certificate are governed by and transferable only in accordance with the provisions of the Agreement of Limited Partnership of MPT of West Anaheim, L.P., as amended from time to time.
     2.09 Classification as a Partnership. Anything herein to the contrary notwithstanding, the Partners intend that the Partnership be treated as a “partnership” for federal, state, local and, as applicable, foreign tax purposes. In connection therewith, neither the General Partner nor any other Partner shall, or shall cause or permit the Partnership to: (i) be excluded from the provisions of Subchapter K of the Code under Code Section 761 or otherwise; (ii) file the election under Treasury Regulations Section 301.7701-3 (or successor provision) which would result in the Partnership being treated as an entity taxable as a corporation for federal, state, local or, as applicable, foreign, income tax purposes; or (iii) do anything which could result in the Partnership not being treated as a “partnership” for federal, state, local and, as applicable, foreign tax purposes.

ARTICLE III
CAPITAL CONTRIBUTIONS AND CAPITAL ACCOUNTS
     3.01 Capital Contributions. Each Partner has made the capital contribution to the Partnership set forth opposite such Partner’s name on Exhibit A. The Partnership hereby acknowledges its receipt of the foregoing and, in exchange therefor, has issued to or established for each Partner, and each Partner hereby acknowledges its receipt of, the Partnership Units, the Capital Account and the Percentage Interest set forth opposite such Partner’s name on Exhibit A. All Partnership Interests now or hereafter issued by the Partnership shall constitute personal property of the owner thereof for all purposes, and a Partner shall not, by virtue of holding and/or owning a Partnership Interest, have or be deemed to have any interest in the Partnership’s Property. The Partnership Units and Percentage Interests of the Partners shall be adjusted from time to time to take into account the actual Capital Contributions of the Partners, it being understood and agreed that, as of the Operational Date, each Partner is to own the Partnership Units and Percentage Interests proportionate to the total Capital Contributions made by such Partner to the Partnership.
     3.02 Additional Funds and Capital Contributions.
     (a) General. The General Partner may, except as otherwise provided herein, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for Partnership purposes or for such other purposes. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 3.02 and, except as otherwise provided herein, without the Approval of the Limited Partners.
     (b) Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units to Persons and to admit such Persons as additional Limited Partners for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion; provided, however, that the determination of the terms and the amount of consideration payable for any issuances of additional Partnership Units to MPT, the General Partner or any of their respective Affiliates shall be subject to the Approval of the Limited Partners, such approval not to be unreasonably withheld. In the event of any such issuance, the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.
     (c) Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur indebtedness to any Person, other than the General Partner or its Affiliates, upon such terms as the General Partner determines appropriate, including making such indebtedness convertible, redeemable or exchangeable for Partnership Units; provided, however, that the Partnership shall not incur any such debt if (i) a breach, violation or default of such indebtedness would be deemed to occur by virtue of the Transfer by any Limited Partner of any Partnership Interest, or (ii) such debt is recourse to any Partner (unless the applicable Partner otherwise agrees).
     (d) General Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur indebtedness to the General Partner or its Affiliates (a “General Partner Loan”) if such indebtedness is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such indebtedness if (a) a breach, violation or default of such indebtedness would be deemed to occur by virtue of the Transfer by any Limited Partner of any Partnership Interest, or (b) such indebtedness is recourse to any Partner (unless the applicable Partner otherwise agrees).
     3.03 Preemptive Rights. No person shall have any preemptive, preferential or similar right or rights to subscribe for or acquire any Partnership Interests.
     3.04 Capital Accounts.
     (a) A separate capital account (a “Capital Account”) will be established and maintained for each Partner. Each Partner’s Capital Account will have an initial balance equal to the amount of such Partner’s initial Capital Contribution to the Partnership which balance will be hereafter increased by (1) the amount of cash contributed by such Partner to the Partnership; (2) the fair market value of property contributed by such Partner to the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Partner of Profits; (4) any items in the nature of income and gain which are specially allocated to the Partner pursuant to Sections 4.01(c), (d) or (e) allocations to such Partner of income described in Section 705(a)(1)(B) of the Code. Each Partner’s Capital Account will be hereafter decreased by (1) the amount of cash distributed to such Partner by the Partnership; (2) the fair market value of property distributed to such Partner by the Partnership (net of liabilities secured by such distributed property that such Partnership is considered to assume or take subject to under Section 752 of the Code); (3) allocations to such Partner of Losses; (4) any items in the nature of deduction and loss that are specially allocated to the Partner pursuant to Sections 4.01(c), (d) or (e); and (5) allocations to such Partner of expenditures described in Section 705(a)(2)(B) of the Code. Unless otherwise agreed to by the Partners, no adjustment to any Partner’s Capital Account in accordance with this Section 3.05(a) shall result in any adjustment to, or otherwise affect, the Percentage Interest of such Partner.
     (b) In the event of a sale or exchange of a Partnership Interest in accordance with this Agreement, the Capital Account of the transferor shall become the Capital Account of the transferee to the extent it relates to the transferred Partnership Interest in accordance with Regulation 1.704-1(b)(2)(iv)(l).
     (c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation §1.704-1(b) and shall be interpreted and applied in a manner consistent with such Regulations. In the event that the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulation, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 4.07 hereof upon the dissolution of the Partnership. The General Partner shall also (A) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulation §1.704-1(b)(2)(iv), and (B) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation §1.704-1(b).
     3.05 No Interest on Contributions. No Partner shall be entitled to interest on his or its Capital Contribution or Capital Account.
     3.06 Return of Capital Contributions. No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement. Except as otherwise provided herein, there shall be no obligation to return to any Partner or withdrawn Partner all or any part of such Partner’s Capital Contribution or Capital Account for so long as the Partnership continues in existence.
     3.07 Other Contribution Provisions. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, unless otherwise determined by the General Partner in its sole and absolute discretion, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such partner in cash and such Partner had contributed the cash to the capital of the Partnership. In addition, with the consent of the General Partner, one or more Limited Partners may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership.
     3.08 No Third Party Beneficiary. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make capital contributions or loans or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make capital contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners. In addition, it is the intent of the parties hereto that no distribution to any Limited Partner shall be deemed a return of money or other property in violation of the Act. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to return such money or property, such obligation shall be the obligation of such Limited Partner and not of the General Partner.

     3.09 No Restoration Obligation. Without limiting the generality of Section 3.08, a deficit in the Capital Account of any Partner shall not be deemed to be an asset or property of the Partnership or a liability of such Partner which such Partner is obligated to make up or restore.
     3.10 No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors-in-interest and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.
ARTICLE IV
PROFITS AND LOSSES; DISTRIBUTIONS
     4.01 Tax Allocations. Profits or Losses of the Partnership for each Year shall be determined by the General Partner in accordance with this Agreement. Except as otherwise required by provisions of the Code and Regulations, and as set forth in Sections 4.01(c), (d) and (e) below, the Profits or Losses of the Partnership, each item of income, gain, loss, deduction or credit entering into the computation thereof, and each item of income, gain, loss, deduction or credit which the Partners are required to take into account separately under the provisions of the Code or Regulations, shall be as follows:
     (a) Allocation of Losses. Losses of the Partnership for any Year shall be allocated to the Partners in accordance with their relative Percentage Interests.
     Losses allocated pursuant to this Section 4.01 (a) shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Year. In the event that some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to this Section 4.01 (a), the limitation set forth in this paragraph shall be applied on a Partner by Partner basis (in accordance with the applicable Partners’ relative Percentage Interests) so as to allocate the maximum permissible Losses to each Partner under Section 1.704(b)(2)(ii)(a) of the Regulations.
     (b) Allocation of Profits. Profits for any Year shall be allocated in the following order and priority:
(i)	First, to any Partner who was allocated Losses after the Capital Account of any other Partner was reduced to zero (0), to the extent of such Losses; provided, however, that in the event that the foregoing applies to more than one Partner, to those Partners pro rata according to the amount of such Losses allocated to each; and

(ii)	Second, to the Partners in accordance with their relative Percentage Interests.
     (c) Additional Tax Provisions. Notwithstanding any other provision of this Article V, the following special allocations shall be made in the following order:
(i)	Minimum Gain Chargeback. Except as otherwise provided in Regulation §1.704-2(f), notwithstanding any other provision of this Section, if there is a net decrease in minimum gain (as defined in Regulation §1.704-2(b)(2)) during any Year, each Partner shall be specially allocated items of income and gain of the Partnership for such Year (and, if necessary, subsequent Years) in an amount equal to such Partner’s share of the net decrease in minimum gain, determined in accordance with Regulation §1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation §1.704-2(f)(6) and Regulation §1.704-2(j)(2). This Section 4.01(c)(i) is intended to comply with the minimum gain chargeback requirement in Regulation §1.704-2(f) and shall be interpreted consistently therewith.

(ii)	Partner Minimum Gain Chargeback. Except as otherwise provided in Regulation §1.704-2(i)(4), notwithstanding any other provision of this Section, if there is a net decrease in minimum gain attributable to a Partner nonrecourse debt (as defined in Regulation §1.704-2(b)(4)) during any Year, each Partner who has a share of the Partner nonrecourse debt minimum gain attributable to such Partner nonrecourse debt, determined in accordance with Regulation §1.704-2(i)(5), shall be specially allocated items of income and gain of the Partnership for such Year (and, if necessary, subsequent Years) in an amount equal to such Partner’s share of the net decrease in Partner nonrecourse debt minimum gain attributable to such Partner nonrecourse debt, determined in accordance with Regulation §1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulation §1.704-2(i)(4) and §1.704-2(j)(2). This Section 4.01(c)(ii) is intended to comply with the minimum gain chargeback requirement in Regulation §1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)	Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulation §1.704-1(b)(2)(ii)(d)(4), §1.704-1(b)(2)(ii)(d)(5) or §1.704-1(b)(2)(ii)(d)(6), items of income and gain of the Partnership shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, any deficit balance in such Partner’s Capital Account (adjusted as required by the Regulations) of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.01(c)(iii) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this subsection have been tentatively made as if this Section 4.01(c)(iii) were not in this Agreement.

(iv)	Gross Income Allocation. In the event any Partner has an Adjusted Capital Account Deficit at the end of any Year, each such Partner shall be specially allocated items of the Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.01(c)(iv) shall be made only if and to the extent that such Partner would have an adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this subsection have been made as if Section 4.01(c)(iii) hereof and this Section 4.01(c)(iv) were not in this Agreement.

(v)	Partner Nonrecourse Deductions. Any Partner nonrecourse deductions (as defined in Regulation §1.704-2(i)(1) and §1.704-2(i)(2)) for any Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner nonrecourse debt to which such Partner nonrecourse deductions are attributable in accordance with Regulation §1.704-2(i)(l).

(vi)	Nonrecourse Deductions. Nonrecourse deductions (as defined in Regulation §1.704-2(b)(l) and §1.704-2(c)) for any Year shall be specially allocated among the Partners in accordance with their Percentage Interests.

(vii)	Capital Account Adjustment. To the extent an adjustment to the adjusted tax basis of any asset of the Partnership pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Regulation §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Partnership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partner in accordance with their interests in the Partnership in the event Regulation §1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Regulation §1.704-1(b)(2)(iv)(m)(4) applies.
     (d) Curative Allocations. The allocations set forth and described in Section 4.01(d) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations promulgated under Code § 704. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction of the Partnership pursuant to this subsection. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of income, gain, loss or deduction of the Partnership in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Section 4.01(a) and Section 4.01(b) hereof.

     (e) Tax Allocations. In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for federal, state and local income tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted tax basis of such property to the Partnership for federal, state and local income tax purposes and its initial Gross Asset Value (computed in accordance with subsection (i) of the definition of “Gross Asset Value”). In the event the Gross Asset Value of any asset of the Partnership is adjusted pursuant to subsection (ii) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal, state and local income tax purposes and its Gross Asset Value in the same manner as under Code § 704(c) and the Regulations thereunder. The Partners are aware of the tax consequences of the allocations which may be made pursuant to this Section and hereby agree to be bound by the provisions of this Section in reporting their respective shares of items of income, gain, loss, deduction and expense of the Partnership.
     (f) Allocations Between Transferor and Transferee. If a Partner transfers any part or all of its Partnership Interest, the distributive shares of the various items of Profit and Loss allocable among the Partners during such Year of the Partnership shall be allocated between the transferor and the transferee Partner either (i) as if the Partnership’s Year had ended on the date of the transfer, or (ii) based on the number of days of such Year that each was a Partner without regard to the results of Partnership activities in the respective portions of such Year in which the transferor and the transferee were Partners. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Partner.
     (g) Percentage Interests. If the number of outstanding Partnership Units increases or decreases during a Year, each Partner’s Percentage Interest shall be adjusted by the General Partner effective as of the effective date of each such increase or decrease to a percentage equal to the number of Partnership Units held by such Partner divided by the aggregate number of Partnership Units outstanding after giving effect to such increase or decrease. If the Partners’ Percentage Interests are adjusted pursuant to this Section 4.01(g), the Profits and Losses for the Year in which the adjustment occurs shall be allocated between the part of the Year ending on the day when the Partnership’s property is revalued by the General Partner and the part of the year beginning on the following day either (i) as if the Year had ended on the date of the adjustment or (ii) based on the number of days in each part. The General Partner, in its sole and absolute discretion, shall determine which method shall be used to allocate Profits and Losses for the Year in which the adjustment occurs. The allocation of Profits and Losses for the earlier part of the Year shall be based on the Percentage Interests before adjustment, and the allocation of Profits and Losses for the later part of the Year shall be based on the adjusted Percentage Interests.
     4.02 Distributions. In addition to the distribution required under Section 4.03 hereof, the General Partner shall distribute Available Cash Flow quarterly and may also make distributions at such other times and in such amounts as it shall in its sole discretion determine. Any such distribution shall, unless otherwise agreed to by all of the Partners, be made to the Partners in accordance with their relative Percentage Interests as of the time of such distribution.

     4.03 Tax Distributions. Prior to the due date of the Partners’ federal and state income tax payments for any Year or calendar quarter, the General Partner shall, to the extent that funds are legally available and subject to the Reserve, cause the Partnership to make cash distributions to the Partners in amounts sufficient to enable each of them (or their respective Equity Constituents) to pay their actual or estimated federal and state income tax payments resulting from the Profits of the Partnership, which distributions shall be made at such times (but no less frequently than quarterly each Year) and in such amounts so that, to the extent possible, the Partners (or their respective Equity Constituents) may avoid the imposition of any penalties; provided, however, that any Profit, income, gain, loss, depreciation or other deduction which is recognized and allocated to a Partner (or the Equity Constituents of a Partner) pursuant to Section 704(c) of the Code (including reverse 704(c) allocations) shall be disregarded and excluded when determining Profits for purposes of this Section 4.03 and no tax distributions shall be made with respect to such amounts. In determining the amounts to be distributed to the Partners pursuant to this Section, the General Partner shall assume that each Partner and each Equity Constituent of each Partner is subject to the highest applicable federal and state income tax rates then in effect for individuals.
     4.04 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state or local tax law and Section 11.05 hereof with respect to any allocation, payment or distribution to any Partner shall be treated as amounts paid or distributed to such Partner pursuant to Section 4.02 or 4.03 hereof for all purposes under this Agreement.
     4.05 Limitations on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or any other applicable law.
     4.06 No Right to Distributions in Kind. No Partner shall be entitled to demand property other than cash in connection with any distributions by the Partnership.
     4.07 Distributions Upon Liquidation.
     (a) Upon liquidation of the Partnership, after payment of, or adequate provision for, debts and obligations of the Partnership, including any Partner loans, any remaining assets of the Partnership shall be distributed to all Partners with positive Capital Accounts in accordance with their respective positive Capital Account balances.
     (b) For purposes of Section 4.07(a). the Capital Account of each Partner shall be determined after all adjustments made in accordance with Section 4.01 and 4.02 resulting from Partnership operations and from all sales and dispositions of all or any part of the Partnership’s assets.
     (c) Any distributions pursuant to this Section 4.07 shall be made by the end of the Partnership’s Year in which the liquidation occurs (or, if later, within 90 days after the date of the liquidation). To the extent deemed advisable by the General Partner, appropriate arrangements

(including the use of a liquidating trust) may be made to assure that adequate funds are available to pay any contingent debts or obligations of the Partnership.
     4.08 Substantial Economic Effect. It is the intent of the Partnership and the Partners that the allocations of Profit and Loss under the Agreement have substantial economic effect (or be consistent with the Partners’ interests in the Partnership in the case of the allocation of losses attributable to nonrecourse debt) within the meaning of Section 704(b) of the Code as interpreted by the Regulations promulgated pursuant thereto. Article IV and other relevant provisions of this Agreement shall be interpreted in a manner consistent with such intent.
ARTICLE V
RIGHTS, OBLIGATIONS AND
POWERS OF THE GENERAL PARTNER
     5.01 Management of the Partnership.
     (a) Except as otherwise expressly provided in this Agreement, the General Partner shall have full, complete and exclusive discretion to manage and control the business of the Partnership for the purposes herein stated, and shall make all decisions affecting the business and assets of the Partnership. Subject to the restrictions specifically contained in this Agreement, the powers of the General Partner shall include, without limitation, the authority to take the following actions on behalf of the Partnership:
(i)	to acquire, purchase, own, operate, lease and dispose of any real property and any other property or assets including, but not limited to, notes and mortgages that the General Partner determines are necessary or appropriate in the business of the Partnership;

(ii)	to construct buildings and make other improvements on the properties owned or leased by the Partnership;

(iii)	to authorize, issue, sell, redeem or otherwise purchase any Partnership Interests or any securities (including secured and unsecured debt obligations of the Partnership, debt obligations of the Partnership convertible into any class or series of Partnership Interests, or options, rights, warrants or appreciation rights relating to any Partnership Interests) of the Partnership;

(iv)	to borrow or lend money for the Partnership, issue or receive evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such indebtedness, and secure indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(v)	to pay, either directly or by reimbursement, for all operating costs and general administrative expenses of the Partnership to third parties or to the General Partner or its Affiliates;

(vi)	to guarantee or become a co-maker of indebtedness of any Subsidiary of the Partnership, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any such guarantee or indebtedness, and secure such guarantee or indebtedness by mortgage, deed of trust, pledge or other lien on the Partnership’s assets;

(vii)	to use assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with this Agreement;

(viii)	to lease all or any portion of any of the Partnership’s assets, whether or not the terms of such leases extend beyond the termination date of the Partnership and whether or not any portion of the Partnership’s assets so leased are to be occupied by the lessee, or, in turn, subleased in whole or in part to others, for such consideration and on such terms as the General Partner may determine;

(ix)	to prosecute, defend, arbitrate or compromise any and all claims or liabilities in favor of or against the Partnership, on such terms and in such manner as the General Partner may reasonably determine, and similarly to prosecute, settle or defend litigation with respect to the Partners, the Partnership or the Partnership’s assets;

(x)	to file applications, communicate and otherwise deal with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership’s assets or any other aspect of the Partnership business;

(xi)	to make or revoke any election permitted or required of the Partnership by any Taxing Authority;

(xii)	to maintain such insurance coverage for public liability, fire and casualty, and any and all other insurance for the protection of the Partnership, for the conservation of Partnership assets, or for any other purpose convenient or beneficial to the Partnership, in such amounts and such types, as it shall determine from time to time;

(xiii)	to determine whether or not to apply any insurance proceeds for any property to the restoration of such property or to distribute the same;

(xiv)	to establish one or more divisions of the Partnership, to hire and dismiss employees of the Partnership or any division of the Partnership, to appoint and delegate authority to officers of the Partnership and to retain legal counsel, accountants, consultants, real estate brokers, property managers and such other persons as the General Partner may deem necessary or appropriate in connection with the Partnership business and to pay therefor such reasonable remuneration as the General Partner may deem reasonable and proper;

(xv)	to retain other services of any kind or nature in connection with the Partnership business, and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

(xvi)	to negotiate and conclude agreements on behalf of the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

(xvii)	to maintain accurate accounting records and to file promptly all federal, state and local income tax returns on behalf of the Partnership;

(xviii)	to distribute Partnership cash or other Partnership assets in accordance with this Agreement;

(xix)	to form or acquire an interest in, and contribute property to, any further limited or general partnerships, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, its Subsidiaries and any other Person in which it has an equity interest from time to time);

(xx)	to establish Partnership reserves for working capital, capital expenditures, contingent liabilities or any other valid Partnership purpose;

(xxi)	to do any and all acts and things necessary or prudent to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code; and

(xxii)	to take all actions, make all decisions and determinations and exercise any other rights reserved or assigned to the General Partner pursuant to this Agreement.
     (b) Except as otherwise provided herein, each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the agreements and take the actions described and/or referenced in Section 5.01(a) on behalf of the Partnership without any further act, approval or vote of the Partners, notwithstanding any other provision of this Agreement, the Act or any applicable law. The execution, delivery and performance by the General Partner of the above mentioned agreements and transactions shall not constitute a breach of any duty under this Agreement or implied in law or equity.
     (c) Except as otherwise provided herein, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to authorize or require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any individual liability or obligation on behalf of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this section, except to the extent otherwise expressly agreed to by such Partner and the Partnership.
     (d) Whenever in this Agreement the General Partner is permitted or required to make a decision in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including, without limitation, its own interests, and shall not be required to consider or take into account the interests of any one or more of the Limited Partners or their respective Equity Constituents.
     5.02 Delegation of Authority. The General Partner may delegate any or all of its powers, rights and obligations hereunder to any Person that the General Partner may from time to time determine, including, without limitation, the officers and employees of the Partnership, the General Partner and any Subsidiary of the Partnership and may further appoint, employ, contract or otherwise deal with any Person for the transaction of the business of the Partnership, which Person may, under supervision of the General Partner, perform any acts or services for the Partnership as the General Partner may approve.
     5.03 Indemnification and Exculpation of Indemnitees.
     (a) The Partnership shall indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 5.03(a). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Indemnitee acted in a manner contrary to that specified in this Section 5.03(a). Any indemnification pursuant to this Section 5.03 shall be made only out of the assets of the Partnership.
     (b) The Partnership shall reimburse an Indemnitee for reasonable expenses incurred by an Indemnitee who is a party to a proceeding in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in this Section 5.03 has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.
     (c) The indemnification provided by this Section 5.03 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who is no longer a Partner or otherwise affiliated with the Partnership.
     (d) The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.
     (e) For purposes of this Section 5.03, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 5.03; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is not opposed to the best interests of the Partnership.
     (f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.
     (g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 5.03 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.
     (h) The provisions of this Section 5.03 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.
     (i) Any amendment, modification or repeal of this Section 5.03 or any provision hereof shall be prospective only and shall not in any way affect the indemnification of an Indemnitee by the Partnership under this Section 5.03 as in effect immediately prior to such amendment, modification or repeal with respect to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
     (j) If and to the extent any reimbursements to the General Partner pursuant to this section constitute gross income of the General Partner (as opposed to the repayment of advances made by the General Partner on behalf of the Partnership) such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Partnership and all Partners, and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.
     5.04 Liability of the General Partner.
     (a) Notwithstanding anything to the contrary set forth in this Agreement, none of the General Partner nor any of its partners, members, directors, officers, agents or employees shall be liable for monetary damages to the Partnership or any Partners for losses sustained or liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner acted in good faith. The General Partner shall not be in breach of any duty that the General Partner may owe to the Limited Partners or the Partnership or any other Persons under this Agreement or of any duty stated or implied by law or equity provided the General Partner, acts in good faith.
     (b) The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership and is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners or the tax consequences to some, but not all, of the Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions except to the extent provided in Section 5.04(a).
     (c) Subject to its obligations and duties as General Partner set forth in Section 5.01 hereof, the General Partner may exercise any of the powers granted to it under this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.
     (d) Any amendment, modification or repeal of this Section 5.04 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s or any of its officer’s, director’s, agent’s or employee’s liability to the Partnership and the Limited Partners under this Section 5.04 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.
     5.05 Partnership Obligations.
     (a) Except as provided in this Section 5.05 and elsewhere in this Agreement (including the provisions of Article IV regarding distributions, payments and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.
     (b) All administrative expenses shall be obligations of the Partnership, and the General Partner shall be entitled to reimbursement by the Partnership for any third-party expenditure incurred by it on behalf of the Partnership that shall be made other than out of the funds of the Partnership. The General Partner shall also be entitled to recover its reasonable expenses and shall be entitled to receive a management fee of up to one percent (1%) per Year of the total revenue of the Partnership as determined in the reasonable discretion of the General Partner.
     5.06 Outside Activities. The General Partner, for so long as it is the General Partner of the Partnership, agrees that its sole business and purpose will be to act as the General Partner of the Partnership and that it shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to its performance as General Partner of the Partnership and the performance of its duties hereunder.
     5.07 Employment or Retention of Affiliates.

     (a) Any Affiliate of the General Partner may be employed or retained by the Partnership and may otherwise deal or contract with the Partnership (whether as a buyer, lessor, lessee, manager, furnisher of goods or services, broker, agent, lender or otherwise) and may receive from the Partnership such comparable compensation, price or other payment therefor and upon comparable terms as would be available to the Partnership from third parties. Upon any breach by the Partnership or by any Affiliate of the General Partner of the terms of any contract between the Partnership and any Affiliate of the General Partner (an “Affiliate Contract”) which breach has a material adverse effect on the business of the Partnership, the Limited Partners by and through the Limited Partner Representative and upon Approval of the Limited Partners may prosecute the rights of the Partnership under such Affiliate Contract.
     (b) The Partnership may lend or contribute to its wholly-owned Subsidiaries and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
     (c) The Partnership may transfer assets to joint ventures, other partnerships, corporations or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as the General Partner deems are consistent with this Agreement and applicable law.
     5.08 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.
ARTICLE VI
CHANGES IN THE PARTNERSHIP OR THE GENERAL PARTNER
     6.01 Transfer of the General Partner’s Partnership Interest.
     (a) The General Partner shall not transfer all or any portion of its Partnership Interest or withdraw as General Partner except as provided in or in connection with a transaction contemplated by Section 6.01(c) or 6.04(b).
     (b) Notwithstanding anything in this Article VI, the General Partner may transfer all or any portion of its General Partnership Interest to (A) MPT or (B) any direct or indirect Subsidiary of MPT and, following a transfer of all of its General Partnership Interest, may withdraw as General Partner.

     6.02 Admission of a Substitute or Additional General Partner. A Person shall be admitted as a substitute or additional General Partner of the Partnership only if the following terms and conditions are satisfied:
     (a) the Person to be admitted as a substitute or additional General Partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner, and a certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation and all other actions required by Section 2.06 hereof in connection with such admission shall have been performed;
     (b) if the Person to be admitted as a substitute or additional General Partner is a corporation or a partnership, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of such Person’s authority to become a General Partner and to be bound by the terms and provisions of this Agreement; and
     (c) counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the Person to be admitted as a substitute or additional General Partner is in conformity with the Act, that none of the actions taken in connection with the admission of such Person as a substitute or additional General Partner will cause (i) the Partnership to be classified other than as a partnership for federal income tax purposes, or (ii) the loss of any Limited Partner’s limited liability.
     6.03 Effect of Bankruptcy, Withdrawal, Death or Dissolution of a General Partner.
     (a) Upon the occurrence of the Bankruptcy of a General Partner or the death, withdrawal, or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership or limited liability company, the withdrawal, death, dissolution, Bankruptcy as to, or removal of a partner or member in, such partnership or limited liability company shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner(s) or member(s), the Partnership shall be dissolved and terminated unless the Partnership is continued pursuant to Section 6.03(b) hereof. The merger of a General Partner with or into any entity that is admitted as a substitute or successor General Partner pursuant to Section 6.02 hereof shall not be deemed to be the withdrawal, dissolution or removal of the General Partner.
     (b) Following the occurrence of the Bankruptcy of a General Partner or the death, withdrawal or dissolution of a General Partner (except that, if a General Partner is on the date of such occurrence a partnership or limited liability company, the withdrawal, death, dissolution, Bankruptcy as to, or removal of a partner or member in, such partnership or limited liability company shall be deemed not to be a dissolution of such General Partner if the business of such General Partner is continued by the remaining partner(s) or member(s), the Limited Partners, within 90 days after such occurrence, may elect, by Approval of the Limited Partners, to continue the business of the Partnership for the balance of the term specified in Section 2.05 hereof by selecting, subject to Section 6.02 hereof and any other provisions of this Agreement, a substitute General Partner. If the Limited Partners elect to continue the business of the

Partnership and admit a substitute General Partner, the relationship with the Partners and of any Person who has acquired an interest of a Partner in the Partnership shall be governed by this Agreement.
     6.04 Removal of a General Partner.
     (a) The Limited Partners may not remove the General Partner, with or without cause.
     (b) If the business of the Partnership is continued pursuant to Section 6.03 hereof, the former General Partner shall promptly transfer and assign its General Partnership Interest in the Partnership to the substitute General Partner approved by the Limited Partners in accordance with Section 6.03(b) hereof and otherwise admitted to the Partnership in accordance with Section 6.02 hereof. At the time of assignment, the former General Partner shall be entitled to receive from the substitute General Partner the fair market value of the General Partnership Interest of such former General Partner, as reduced by any damages caused to the Partnership by such former General Partner. Such fair market value shall be determined in accordance with this Section 6.04(b) by a Qualified Appraiser mutually agreed upon by the former General Partner and the Approval of the Limited Partners (the “Approved Appraiser”) within 10 days following the date the Limited Partners shall elect to continue the business of the Partnership (the “Election Date”). In the event that the parties are unable to agree upon a Qualified Appraiser, the former General Partner and the Limited Partners, by Approval of the Limited Partners, each shall select a Qualified Appraiser. Each of such selected appraisers shall provide an appraisal of the fair market value of the General Partnership Interest in accordance with this Section 6.04(b) and a third Qualified Appraiser (the “Third Appraiser”), as selected by such two appraisers, shall select one of such two appraisals which the Third Appraiser determines to be the more-accurate calculation of the fair market value of the General Partnership Interest in accordance with the provisions of this Section 6.04(b). The appraiser or appraisers selected in accordance with this Section 6.04(b) shall each calculate the fair market value of the General Partnership Interest by determining the amount the former General Partner would receive if the Partnership assets were sold for fair market value (based on the Partnership’s revenues) and all such proceeds were distributed prorata to the Partners in accordance with their respective Percentage Interests in liquidation of the Partnership. The appraisal of the Approved Appraiser or as selected by the Third Appraiser shall be deemed the fair market value of the General Partnership Interest and shall be conclusive and binding on all parties. The cost of all such appraisals shall be borne by the Partnership.
     (c) The General Partnership Interest of a former General Partner, during the time after the Election Date until transfer under Section 6.04(b), shall be converted to that of a special Limited Partner; provided, however, such former General Partner shall not have any rights to participate in the management and affairs of the Partnership, and shall not be entitled to any portion of the income, expense, profit, gain or loss allocations or cash distributions allocable or payable, as the case may be, to the Limited Partners. Instead, such former General Partner shall receive and be entitled only to retain distributions or allocations of such items that it would have been entitled to receive in its capacity as General Partner, until the transfer is effective pursuant to Section 6.04(b).

     (d) All Partners shall have given and hereby do give such consents, shall take such actions and shall execute such documents as shall be legally necessary and sufficient to effect all the foregoing provisions of this Section.
ARTICLE VII
RIGHTS AND OBLIGATIONS
OF THE LIMITED PARTNERS
     7.01 Management of the Partnership. The Limited Partners shall not participate in the management or control of Partnership business, and in no event shall any Limited Partner transact any business for the Partnership or have the power to sign for or bind the Partnership, such powers being vested solely and exclusively in the General Partner.
     7.02 Power of Attorney. Subject to Section 7.03, each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file or record, at the appropriate public offices, any and all documents, certificates and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement and the Act in accordance with their terms, including amendments hereto, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.
     7.03 Limitation on Liability of Limited Partners. No Limited Partner shall be liable for any debts, liabilities, contracts or obligations of the Partnership. A Limited Partner shall be liable to the Partnership only to make payments of its Capital Contribution, if any, as and when due hereunder. Except as otherwise provided herein with respect to MPT, after its Capital Contribution is fully paid, no Limited Partner shall, except as otherwise required by the Act, be required to make any further Capital Contributions or other payments or lend any funds to the Partnership.
     7.04 Outside Activities of Limited Partners Any Limited Partner and any assignee, officer, director, employee, agent, trustee, Affiliate, or Equity Constituent of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or assignee. None of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner, to the extent provided herein), and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could or would be taken by such Person.

     7.05 Limited Partner Representative. The Non-Affiliate Limited Partners, if any, shall, upon Approval of the Limited Partners, appoint a Limited Partner to be the limited partner representative of the Non-Affiliate Limited Partners (the “Limited Partner Representative”) for the purposes set forth in this Agreement. The Limited Partner Representative shall have the authority and power to act on behalf of the
Non-Affiliate Limited Partners in dealing with the Partnership, the General Partner and Affiliates of the General Partner as provided in this Agreement. All expenses, including, without limitation, attorneys’ fees and accountants’ fees, incurred by the Limited Partner Representative shall be paid by the Partnership out of funds that would otherwise be distributed to the Non-Affiliate Limited Partners.
     7.06 Limited Partner Approval of Merger. The Partnership may not merge, consolidate or combine with or into any other Person without the Approval of the Limited Partners.
ARTICLE VIII
TRANSFERS OF PARTNERSHIP INTERESTS
     8.01 Purchase for Investment.
     (a) Each Limited Partner hereby represents and warrants to the General Partner, the other Limited Partners and the Partnership that (i) the acquisition of its Partnership Interests and Partnership Units is made as a principal for its account for investment purposes only and not with a view to the resale or distribution of such Partnership Interest or Partnership Units, and (ii) the Limited Partner understands and agrees that its acquisition of Partnership Interests and Partnership Units are being made in reliance on an exemption from registration under the Securities Act.
     (b) Subject to the provisions of Section 8.02, each Limited Partner agrees that it will not sell, assign or otherwise transfer his Partnership Interest or Partnership Units or any fraction thereof, whether voluntarily or by operation of law or at judicial sale or otherwise, to any Person who does not make the representations and warranties to the General Partner and the Partnership set forth in Section 8.01(a) above.
     8.02 Restrictions on Transfer of Partnership Interests.
     (a) Subject to the provisions of Sections 8.02(b), (c) and (d) and except as provided in Article X hereof, no Limited Partner may offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of its Partnership Interest or Partnership Units, or any of such Limited Partner’s economic rights as a Limited Partner, whether voluntarily or by operation of law or at judicial sale or otherwise (collectively, a “Transfer”) without the consent of the General Partner, which consent may be granted or withheld in the sole and absolute discretion of the General Partner. The General Partner may require, as a condition of any Transfer to which it consents, that the transferor assume all costs incurred by the Partnership in connection therewith.
     (b) No Limited Partner may withdraw from the Partnership other than as a result of a permitted Transfer (i.e., a Transfer consented to as contemplated by clause (a) above or clause (c) below or a Transfer pursuant to Section 8.05 below) of all of his Partnership Units pursuant to this Article VIII. Upon the permitted Transfer of all of a Limited Partner’s Partnership Units, such Limited Partner shall cease to be a Limited Partner.
     (c) Notwithstanding the foregoing, a Partner may pledge its Partnership Interest to the Partnership to secure any obligations owed by such Partner to the Partnership.
     (d) No Limited Partner may effect a Transfer of its Partnership Interest or Partnership Units, in whole or in part, if, in the opinion of legal counsel for the Partnership, such proposed Transfer would require the registration of the Partnership Interest or Partnership Units under the Securities Act or would otherwise violate any applicable federal or state securities or blue sky law (including investment suitability standards).
     (e) No Transfer by a Limited Partner of its Partnership Interest or Partnership Units, in whole or in part, may be made to any Person if in the opinion of legal counsel for the Partnership, the transfer would result in the Partnership’s being treated as a publicly traded partnership taxable as a corporation or an association taxable as a corporation.
     (f) Any purported Transfer in contravention of any of the provisions of this Article VIII shall be void ab initio and ineffectual and shall not be binding upon, or recognized by, the General Partner or the Partnership.
     (g) Prior to and as a condition of the consummation of any Transfer under this Article VIII, the transferor and/or the transferee shall deliver to the General Partner such opinions, certificates and other documents as the General Partner shall request in connection with such Transfer.
     (h) If any Partner shall at any time Transfer or attempt to Transfer its Partnership Interest or part thereof in violation of the provisions of this Agreement and any rights hereby granted, then the Partnership and the other Partners shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer and the offending Partner shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning Transfer set forth in this Agreement.
     8.03 Admission of Substitute Limited Partner.
     (a) Subject to the other provisions of this Article VIII, an assignee of the Partnership Interest of a Limited Partner (which shall be understood to include any purchaser, transferee, donee or other recipient of any disposition of such Partnership Interest) or Partnership Units shall be deemed admitted as a Limited Partner of the Partnership only with the consent of the General Partner, which consent may be given or withheld by the General Partner in its sole and absolute discretion, and upon the satisfactory completion of the following:
(i)	The assignee shall have accepted and agreed to be bound by the terms and provisions of this Agreement by executing a counterpart or an amendment thereof, including a revised Exhibit A, and such other documents or instruments as the General Partner may require in order to effect the admission of such Person as a Limited Partner.

(ii)	To the extent required, an amended Certificate evidencing the admission of such Person as a Limited Partner shall have been signed, acknowledged and filed for record in accordance with the Act.

(iii)	The assignee shall have delivered a letter containing the representation set forth in Section 8.01(a) hereof and the agreement set forth in Section 8.01(b) hereof.

(iv)	If the assignee is a corporation, partnership or trust, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee’s authority to become a Limited Partner under the terms and provisions of this Agreement.

(v)	The assignee shall have executed a power of attorney containing the terms and provisions set forth in Section 7.02 hereof.

(vi)	The assignee shall have paid all legal fees and other expenses of the Partnership and the General Partner and filing and publication costs in connection with its substitution as a Limited Partner.

(vii)	The assignee shall have obtained the prior written consent of the General Partner to its admission as a Substitute Limited Partner, which consent may be given or denied in the exercise of the General Partner’s sole and absolute discretion.
     (b) For the purpose of allocating Profits and Losses and distributing cash received by the Partnership, a Substitute Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Partner upon the filing of the Certificate described in Section 8.03(a)(ii) hereof or, if no such filing is required, the later of the date specified in the transfer documents or the date on which the General Partner has received all necessary instruments of transfer and substitution.
     (c) The General Partner shall cooperate with the Person seeking to become a Substitute Limited Partner by preparing the documentation required by this Section and making all official filings and publications. The Partnership shall take all such action as promptly as practicable after the satisfaction of the conditions in this Article VIII to the admission of such Person as a Limited Partner of the Partnership.
     (d) The General Partner’s failure or refusal to permit a transferee of any such interests to become a Substitute Limited Partner shall not give rise to any cause of action against the Partnership or any Partner.
     8.04 Rights of Assignees of Partnership Interests.
     (a) Subject to the provisions of Sections 8.01 and 8.02 hereof, except as required by operation of law, the Partnership shall not be obligated for any purposes whatsoever to recognize the assignment by any Limited Partner of its Partnership Interest or Partnership Units until the Partnership has received notice thereof.
     (b) Any Person who is the assignee of all or any portion of a Limited Partner’s Partnership Interest or Partnership Units, but does not become a Substitute Limited Partner and desires to make a further assignment of such Partnership Interest or Partnership Units, shall be subject to all the provisions of this Article VIII to the same extent and in the same manner as any Limited Partner desiring to make an assignment of its Partnership Interest or Partnership Units.
     8.05 Effect of Bankruptcy, Death, Incompetence or Termination of a Limited Partner. The Bankruptcy of a Limited Partner, the death of a Limited Partner or a final adjudication that a Limited Partner is incompetent (which term shall include, but not be limited to, insanity) shall not cause the termination or dissolution of the Partnership, and the business of the Partnership shall continue if an order for relief in a bankruptcy proceeding is entered against a Limited Partner, the trustee or receiver of his estate or, if he dies, his executor, administrator or trustee, or, if he is finally adjudicated incompetent, his committee, guardian or conservator, shall have the rights of such Limited Partner for the purpose of settling or managing his estate property and such power as the bankrupt, deceased or incompetent Limited Partner possessed to assign all or any part of his Partnership Interest and to join with the assignee in satisfying conditions precedent to the admission of the assignee as a Substitute Limited Partner.
     8.06 Joint Ownership of Interests. A Partnership Interest may be acquired by two individuals as joint tenants with right of survivorship, provided that such individuals either are married or are related and share the same home as tenants in common. The written consent or vote of both owners of any such jointly held Partnership Interest shall be required to constitute the action of the owners of such Partnership Interest; provided, however, that the written consent of only one joint owner will be required if the Partnership has been provided with evidence satisfactory to the counsel for the Partnership that the actions of a single joint owner can bind both owners under the applicable laws of the state of residence of such joint owners. Upon notice to the General Partner from either owner, the General Partner shall cause the Partnership Interest to be divided into two equal Partnership Interests, which shall thereafter be owned separately by each of the former owners. Upon the death of one owner of a Partnership Interest held in a joint tenancy with a right of survivorship, the Partnership Interest shall become owned solely by the survivor as a Limited Partner and not as an assignee. The Partnership need not recognize the death of one of the owners of a jointly-held Partnership Interest until it shall have received notice of such death.
ARTICLE IX
REQUIRED PARTICIPATION IN CERTAIN TRANSACTIONS
     9.01 Offer to Purchase Partnership Interests or the Partnership’s Assets. If, during the term of this Agreement, the Partnership or any Partner shall receive written evidence of a bona fide offer (whether in the form of a binding or non-binding letter of intent, term sheet, proposal or otherwise outlining the proposed terms of a bona fide offer) from any Person which is not a party hereto or an Affiliate of a party hereto, pursuant to which such Person offers or proposes to:
(i)	purchase all or substantially all of the Partnership’s assets (whether in a single transaction or in series of related transactions);

(ii)	purchase One Hundred Percent (100%) of the issued and outstanding Partnership Interests; or

(iii)	enter into a merger, consolidation, conversion, reorganization or similar transaction with the Partnership;
in a transaction whose terms and conditions are, except for differences which reflect the Partners’ respective Capital Account balances, identical as to each Partner and each Partnership Interest and as a result of which each Partner, or the Partnership in a sale of all or substantially all of the Partnership’s assets, would receive cash, cash equivalents or securities which either are or are convertible into securities of a class that is publicly held and publicly traded on an established national market or exchange and the transaction would not, if consummated, subject any Partner to indemnification obligations which were not (A) several, (B) separate, (C) pro rata (based on the consideration received by each Partner relative to the total consideration to be received by all of the Partners), and (D) in excess of the total consideration received by such Partner (provided that any Partner may, at his or its option waive the application of anyone or more of the foregoing conditions as to himself or itself), and the General Partner wishes to accept such offer and consummate the transaction(s) contemplated thereby, then, subject, in the case of any transaction described in clause (iii) above, to the rights of the Non-Affiliate Limited Partners as are set forth in Section 7.06 hereof, the provisions of this Article IX shall apply.
     9.02 Acceptance of Offer. In the event that the General Partner elects to accept any such bona fide offer or proposal described in Section 9.01 hereof (an “Accepted Offer”), the General Partner shall deliver written notice of such election along with documentation which sets forth in reasonable detail the general terms and conditions of the bona fide offer or proposal as of the date of such notice (the “Acceptance Notice”) to the other Partners not less than thirty (30) days prior to the closing date of the transaction contemplated by such offer or proposal. Upon receipt of an Acceptance Notice, each Partner shall, at such time as it is appropriate and, as applicable, (i) provide a written consent with respect to his or its Partnership Interest in favor of such sale of the assets and any subsequent liquidation of the Partnership; (ii) provide a written consent with respect to his or its Partnership Interest (and any Partnership Interest with respect to which such Partner holds a proxy) approving such merger, consolidation, conversion, reorganization or similar transaction; or (iii) transfer and sell either all of his or its Partnership Interest (and any Partnership Interest with respect to which such Partner holds a proxy) or, as applicable, a percentage of his or its Partnership Interest (and any Partnership Interest with respect to which such Partner holds a proxy) that is equal to the Percentage Interest being transferred and sold in such transaction. Each Partner shall execute such documents and take such further actions as may be reasonably required to consummate any of the foregoing transactions.

     9.03 Powers of Attorney. Each Partner hereby irrevocably makes, constitutes and appoints the General Partner as such Partner’s true and lawful proxy and attorney in fact, with full power of substitution, to vote the Partnership Interest then owned by such Partner, or to act by written consent with respect thereto, or to execute such agreements, instruments and documents, and make representations, warranties and covenants and incur indemnity obligations on such Partner’s behalf and in such Partner’s name as may be required to consummate the transactions related to an Accepted Offer. This proxy and power of attorney, being coupled with an interest, shall be irrevocable.
ARTICLE X
PURCHASE OPTION
     10.01 Option to Purchase Partnership Interest. Upon the occurrence of a Call Event with respect to any Limited Partner (along with, as applicable, such Limited Partner’s representative, executor, trustee or custodian, an “Affected Limited Partner”), the Partnership shall have the right and option, but not the obligation, to purchase the Partnership Interest and Partnership Units of the Affected Limited Partner (the “Affected Interest”) at any time from and after the occurrence of the applicable Call Event for the Fair Market Value of the Affected Interest as of the date that an Exercise Notice (as hereinafter defined) has been delivered by the General Partner to the Affected Limited Partner and upon the terms and conditions set forth in this Article X. The General Partner shall, in its sole and absolute discretion, determine whether and when to exercise the foregoing option for and on behalf of the Partnership and, if the General Partner determines to exercise such option, it shall deliver notice to that effect (an “Exercise Notice”) to the Affected Limited Partner. Upon the delivery and receipt of an Exercise Notice hereunder, the Partnership shall be required to purchase and redeem from the Affected Limited Partner, and the Affected Limited Partner shall be obligated to sell to the Partnership, the Affected Interest for the purchase price determined pursuant to Section 10.02 hereof and pursuant to the terms and conditions set forth in Section 10.04.
     10.02 Purchase Price. The purchase price payable by the Partnership for the Affected Interest shall be its Fair Market Value as of the date of delivery of the applicable Exercise Notice as agreed to by the General Partner and the Affected Limited Partner or, if no such agreement is reached, as determined by the Designated Appraiser in accordance with Section 10.03.
     10.03 Selection of Appraisers. If the General Partner and the Affected Limited Partner are unable to agree to the Fair Market Value of the Affected Interest within twenty (20) days after the delivery of the applicable Exercise Notice, the General Partner and the Affected Limited Partner shall each designate and engage a Qualified Appraiser to provide within thirty (30) days following his engagement a written appraisal of such Fair Market Value. Such two (2) Qualified Appraisers shall promptly select a third Qualified Appraiser (the “Designated Appraiser”) who shall be engaged to select one (1) of such two (2) appraisals which he determines to reflect more accurately the Fair Market Value of the Affected Interest and to provide prompt written notice of such selection to the General Partner and the Affected Limited Partner. The appraisal selected by the Designated Appraiser shall constitute the conclusive and binding determination of the Fair Market Value of the Affected Interest. The Partnership and the Affected Limited Partner shall each bear half of the costs incurred to engage and compensate the Qualified Appraisers for services rendered pursuant to this Article X.
     10.04 Payment of Purchase Price. The purchase price payable for the Affected Interest (the “Purchase Price”) shall be payable in thirty-six (36) equal successive monthly installments of principal and interest, with interest on the balance of the Purchase Price accruing from the date of the closing described in Section 10.05 below at 10.75% per annum. The first installment of principal and interest shall be due and payable on the first day of the month following the date of closing and successive installments shall be due and payable on the first day of each calendar month thereafter until the entire Purchase Price, together with interest as aforesaid, has been paid in full. The Partnership’s obligation for payment of the Purchase Price shall be evidenced by a promissory note of the Partnership in such customary form as may be mutually agreed by the General Partner and the Affected Limited Partner. The Partnership shall have the privilege to prepay part or all of the principal amount of such promissory note, at any time, without premium or penalty. The Partnership’s obligations under such promissory note (i) shall be subordinated to the Partnership’s obligations under or with respect to (A) any instrument evidencing the Partnership indebtedness, if any, to MPT, and (B) any indebtedness for money borrowed, whether or not evidenced by a note, security or other instrument, excluding, however, indebtedness incurred to trade creditors in the ordinary course of the Partnership’s business; and (ii) shall be secured by the grant of a security interest in the Affected Interest in favor of the Affected Limited Partner.
     10.05 Closing of Purchase. The closing of any purchase and sale of the Affected Interest pursuant to this Article X shall take place within sixty (60) days after the General Partner’s delivery of an Exercise Notice to the applicable Affected Limited Partner at the offices of the Partnership’s attorney at 10:00 a.m., Birmingham, Alabama time.
ARTICLE XI
BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS
     11.01 Books and Records. At all times during the continuance of the Partnership, the Partners shall keep or cause to be kept at the Partnership’s specified office true and complete books of account in accordance with generally accepted accounting principles, including: (a) a current list of the full name and last known business address of each Partner, (b) a copy of the Certificate of Limited Partnership and all certificates of amendment thereto, (c) copies of the Partnership’s federal, state and local income tax returns and reports, (d) copies of this Agreement and any financial statements of the Partnership for the three most recent years and (e) all documents and information required under the Act. Any Partner or its duly authorized representative, upon paying the costs of collection, duplication and mailing, shall, upon Notice to the General Partner of not less than three (3) Business Days, be entitled to inspect or copy such records during ordinary business hours.
     11.02 Custody of Partnership Funds; Bank Accounts.
     (a) All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking or brokerage institutions as the General Partner shall determine, and withdrawals shall be made only on such signature or signatures as the General Partner may, from time to time, determine.
     (b) All deposits and other funds not needed in the operation of the business of the Partnership may be invested by the General Partner in investment grade instruments (or investment companies whose portfolio consists primarily thereof), government obligations, certificates of deposit, bankers’ acceptances and municipal notes and bonds. The funds of the Partnership shall not be commingled with the funds of any other Person except for such commingling as may necessarily result from an investment in those investment companies permitted by this Section 11.02(b).
     11.03 Tax Information and Reports. Within one hundred and fifty (150) days after the end of each Year, the General Partner shall furnish to each person who was a Limited Partner at any time during such year (a) the tax information necessary to file such Limited Partner’s individual tax returns as shall be reasonably required by law; and (b) an audited balance sheet and income statement of the Partnership for such Year prepared in accordance with GAAP. Within thirty (30) days after the end of each quarterly period during a Year (a “Quarter”), the General Partner shall furnish to each person who was a Limited Partner at any time during such Quarter an unaudited balance sheet and income statement for such Quarter prepared in accordance with GAAP.
     11.04 Tax Matters Partner; Tax Elections; Special Basis Adjustments.
     (a) The General Partner shall be the Tax Matters Partner of the Partnership within the meaning of Section 6231(a)(7) of the Code. As Tax Matters Partner, the General Partner shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Tax Matters Partner. The General Partner shall have the right to retain professional assistance in respect of any audit of the Partnership by the Service and all out-of-pocket expenses and fees incurred by the General Partner on behalf of the Partnership as Tax Matters Partner shall constitute Partnership expenses. In the event the General Partner receives notice of a final Partnership adjustment under Section 6223(a)(2) of the Code, the General Partner shall either (i) file a court petition for judicial review of such final adjustment within the period provided under Section 6226(a) of the Code, a copy of which petition shall be mailed to all Limited Partners on the date such petition is filed, or (ii) mail a written notice to all Limited Partners, within such period, that describes the General Partner’s reasons for determining not to file such a petition.
     (b) All elections required or permitted to be made by the Partnership under the Code or any applicable state or local tax law shall be made by the General Partner in its sole and absolute discretion.
     (c) In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Section 754 of the Code to adjust the basis of the Properties. Notwithstanding anything contained in Article IV of this Agreement, any adjustments made pursuant to Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.
     11.05 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within ten (10) Business Days after notice from the General Partner that such payment must be made unless (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Partnership that would, but for such payment, be distributed to the Limited Partner. Each Limited Partner hereby unconditionally and irrevocably grants to the Partnership a security interest in such Limited Partner’s Partnership Interest to secure such Limited Partner’s obligation to pay to the Partnership any amounts required to be paid pursuant to this Section 11.05. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 11.05 when due, the General Partner may, in its sole and absolute discretion, elect to make the payment to the Partnership on behalf of such defaulting Limited Partner, and in such event shall be deemed to have lent such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner (including, without limitation, the right to receive distributions). Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four (4) percentage points (but not higher than the maximum lawful rate) from the date such amount is due (i.e., ten (10) Business Days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder.
ARTICLE XII
DISPUTE RESOLUTION
     12.01 Jurisdiction and Venue. The parties irrevocably consent and submit to the non-exclusive jurisdiction of the state courts of the State of Delaware located in New Castle County, Delaware and the United States District Court for the District of Delaware and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above. Each of the parties hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails or by service in any other manner provided under the rules of any such courts.
     12.02 Legal Fees. The prevailing party in any proceeding or dispute hereunder shall be entitled, in addition to such other relief as it may obtain, to the payment of all costs and expenses incurred in connection therewith, including reasonable attorneys’ fees.
     12.03 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
ARTICLE XIII
GENERAL PROVISIONS
     13.01 Amendment of Agreement. The General Partner, without the consent of the Limited Partners, may amend this Agreement in any respect; provided, however, that the following amendments shall require the Approval of the Limited Partners:
(i)	any amendment that would adversely affect the financial or other rights of the Non-Affiliate Limited Partners or positively affect the financial rights or other rights of the General Partner or reduce the General Partner’s obligations and responsibilities hereunder; or

(ii)	any amendment that would impose on the Non-Affiliate Limited Partners any obligation to make additional Capital Contributions to the Partnership; or

(iii)	any amendment that would adversely affect the rights of certain Limited Partners without similarly affecting the rights of other Limited Partners.
     13.02 Survival of Rights. Subject to the provisions hereof limiting transfers, this Agreement shall be binding upon and inure to the benefit of the Partners and the Partnership and their respective legal representatives, successors, transferees and assigns.
     13.03 Additional Documents. Each Partner agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement or the Act.
     13.04 Severability. If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.
     13.05 Pronouns and Plurals. When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

     13.06 Headings. The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.
     13.07 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.
     13.08 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Agreement of Limited Partnership, all as of the date first above written.

PARTNERSHIP:

MPT OF WEST ANAHEIM, L.P. BY: MPT OF WEST ANAHEIM, LLC ITS: GENERAL PARTNER

BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER

By:	/s/ Michael G. Stewart

Michael G. Stewart Executive Vice President, General Counsel and Secretary

GENERAL PARTNER:

MPT OF WEST ANAHEIM, LLC BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER

By:	/s/ Edward K. Aldag, Jr.

Edward K. Aldag, Jr. President and Chief Executive Officer

LIMITED PARTNER:

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ Edward K. Aldag, Jr.

Edward K. Aldag, Jr. President and Chief Executive Officer

EXHIBIT A
CAPITALIZATION

	Partnership Units	Percentage Interest	Capital Account
General Partner

1. MPT of West Anaheim, LLC	1	.1%

Limited Partner

1. MPT Operating Partnership, L.P.	999	99.9%

FIRST AMENDMENT
TO THE
AGREEMENT OF
LIMITED PARTNERSHIP
OF MPT OF WEST ANAHEIM, L.P.
     This First Amendment (the “Amendment”) to the Agreement of Limited Partnership of MPT of West Anaheim, L.P. (the “Partnership Agreement”) is effective as of the 7th day of August, 2007 by and among MPT of West Anaheim, L.P. (the “Partnership”), MPT of West Anaheim, LLC, a Delaware limited liability company, as general partner of the Partnership, and MPT Operating Partnership, L.P., a Delaware limited partnership, as limited partner of the Partnership.
     1. The Partnership Agreement is hereby amended by replacing Section 2.07 with the following:
“2.07 Powers. The Partnership shall have all the powers now or hereafter conferred by the laws of the State of Delaware on limited partnerships formed under the Act and, subject to the express limitations set forth in this Agreement, may do any and all lawful acts or things that are necessary, appropriate, incidental or convenient for the furtherance and accomplishment of the purposes of the Partnership or for the protection and benefit of the Partnership or its properties and assets. Without limiting the generality of the foregoing, and subject to the terms of this Agreement, the Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may be necessary or appropriate to carry out its purposes and conduct its business.
The Partnership shall operate as a Single Purpose Entity (as hereinafter defined). For the purpose of this Agreement, the term “Single Purpose Entity” shall mean an entity which (i) exists solely for the purpose of acquiring, owning, developing, and leasing certain real estate and improvements located in Anaheim, California (the “Project”), (ii) conducts business only in its own name, (iii) does not engage in any business other than acquisition, ownership, development, and leasing of the Project, (iv) does not hold, directly or indirectly, any ownership interest (legal or equitable) in any entity or any real or personal property other than the interest which it owns in the Project, (v) does not have any assets other than those related to its interest in the Project and does not have any debt other than as related to its interest in the Project and does not have any debt other than as related to or in connection with the Project and does not guarantee or otherwise obligate itself with respect to the debts of any other person or entity, however, that, notwithstanding the foregoing, the Partnership may guarantee or otherwise obligate itself with respect to the debts of any affiliate, (vi) has its own separate books, records and accounts, (vii) holds itself out as being a limited partnership separate and apart from any other entity, and (viii) observes limited partnership formalities independent of any other entity.

2. Except as expressly modified by this Amendment, all other terms and conditions of the Partnership Agreement shall not be modified or amended and shall remain in full force and effect.
          IN WITNESS WHEREOF, the parties hereto have hereunder affixed their signatures to this Amendment to the Agreement of Limited Partnership, all as of the date first above written.

PARTNERSHIP:

MPT OF WEST ANAHEIM, L.P.
BY: MPT OF WEST ANAHEIM, LLC ITS: GENERAL PARTNER

BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER

By:	/s/ R. Steven Hamner

R. Steven Hamner
Executive Vice President and
Chief Financial Officer

GENERAL PARTNER:

MPT OF WEST ANAHEIM, LLC
BY: MPT OPERATING PARTNERSHIP, L.P. ITS: SOLE MEMBER

By:	/s/ R. Steven Hamner

R. Steven Hamner
Executive Vice President and
Chief Financial Officer

LIMITED PARTNER:

MPT OPERATING PARTNERSHIP, L.P.

By:	/s/ R. Steven Hamner

R. Steven Hamner
Executive Vice President and
Chief Financial Officer